Exhibit 99.1

For Release on Thursday, June 3, 2004

AUDIBLE ANNOUNCES RESULTS FROM ANNUAL MEETING OF SHAREHOLDERS

Shareholders Approve Reverse Stock Split Proposal; Company Expects Relisting on NASDAQ SmallCap Market

Wayne, NJ, June 3, 2004—Audible, Inc. (OTC BB: ADBL), the leading provider of digitally delivered spoken word audio, announced that at today’s annual meeting of shareholders, the shareholders of the Company approved the authorization of a reverse split of its common stock and common stock equivalents. The reverse stock split is expected to become effective at the open of the market on June 16, 2004. The Company anticipates that Nasdaq will approve the listing of its common stock on the Nasdaq SmallCap Market in late June or early July. Audible also believes that the approved reverse stock split may allow the Company to eventually transition to the Nasdaq National Market after 90 days.

Shareholders of Audible voted in favor of a proposal granting the Board of Directors the discretionary authority to effect the reverse stock split. The Board has established a ratio of 1-for-3 for the reverse stock split. The Company believes that the reverse split and relisting will provide numerous other benefits for Audible and its shareholders, including increased liquidity of its common shares, increased demand for the shares by institutional investors, enhanced visibility, and improved ability to access capital markets.

About Audible.com:
Audible.com, recently named the best consumer Web service by CNet.com, and one of the “Best of Today’s Web” by PC World, features daily audio editions of The Wall Street Journal and The New York Times — available on a subscription basis in time for the morning drive to work each day — as well as Forbes, Harvard Business Review, Scientific American, and Fast Company. The site offers a powerful collection of audiobook best sellers and classics by authors such as Tom Clancy, Stephen King, John Grisham, Janet Evanovich, James Patterson, the Dalai Lama, David McCullough, Stephen Hawking, William Shakespeare, Emily Dickinson, and Jane Austen. There are also speeches, lectures, and on-demand radio programs including Marketplace, All Things Considered, Car Talk, Fresh Air, and This American Life, and original shows such as RobinWilliams@audible.com. All of the programs at audible.com are available for computer-based playback, burning to audio CD, and on-the-go listening using numerous AudibleReady® portable digital audio players offered by leading consumer electronics and computer manufacturers.

About Audible, Inc.:
Audible® (www.audible.com®) is the Internet's leading premium spoken audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has 45,000 hours of audio programs from more than 165 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store’s pre-eminent provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Creative Labs, Gateway, Inc., Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., PhatNoise Inc., RealNetworks, Inc., Rio Audio, Roxio, Inc., Sony Electronics,

Texas Instruments Inc., and VoiceAge Corp.

Audible, www.audible.com, Audible Otis, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible’s limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings.

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